UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to SECTION 13 OR 15(D) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 13, 2010
ASSOCIATED MATERIALS, LLC
(Exact name of registrant as specified in its charter)

Delaware	000-24956	75-1872487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 State Road, Cuyahoga Falls, Ohio	44223
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (330) 929-1811
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note
          On October 13, 2010, AMH Holdings II, Inc., a Delaware corporation (“AMH II”) and the then indirect parent company of Associated Materials, LLC, a Delaware limited liability company (the “Company”), completed its merger (the “Acquisition Merger”) with Carey Acquisition Corp., a Delaware corporation (“Merger Sub”), pursuant to the terms of the Agreement and Plan of Merger, dated as of September 8, 2010 (the “Merger Agreement”), among Carey Investment Holdings Corp. (now known as AMH Investment Holdings Corp.), a Delaware corporation (“Parent”), Carey Intermediate Holdings Corp. (now known as AMH Intermediate Holdings Corp.), a Delaware corporation and wholly-owned direct subsidiary of Parent (“Holdings”), Merger Sub, a wholly-owned direct subsidiary of Holdings, and AMH II, with AMH II surviving such merger as a wholly-owned direct subsidiary of Holdings. After a series of additional mergers (the “Downstream Mergers,” and together with the “Acquisition Merger,” the “Mergers”), AMH II merged with and into the Company, with the Company surviving such merger as a wholly-owned direct subsidiary of Holdings. As a result of the Mergers, the Company is now an indirect wholly-owned subsidiary of Parent. Approximately 99% of the capital stock of Parent is owned by investment funds affiliated with Hellman & Friedman LLC (collectively, the “Sponsors”).
Section 1 — Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.
1. Senior Secured Asset-Based Revolving Credit Facilities
          Overview
          On October 13, 2010, in connection with the consummation of the Mergers, the Company entered into senior secured asset-based revolving credit facilities (the “ABL facilities”) pursuant to a Revolving Credit Agreement, dated as of October 13, 2010, among Holdings, the U.S. borrowers (as defined below), the Canadian borrowers (as defined below), UBS Securities LLC, Deutsche Bank Securities Inc. and Wells Fargo Capital Finance, LLC, as joint lead arrangers and joint bookrunners, UBS AG, Stamford Branch, as U.S. administrative agent and U.S. collateral agent and a U.S. letter of credit issuer and Canadian letter of credit issuer, UBS AG Canada Branch, as Canadian administrative agent and Canadian collateral agent, Wells Fargo Capital Finance, LLC, as co-collateral agent, UBS Loan Finance LLC, as swingline lender, Deutsche Bank AG New York Branch, as a U.S. letter of credit issuer, Deutsche Bank AG Canada Branch, as a Canadian letter of credit issuer, Wells Fargo Bank, National Association, as a U.S. letter of credit issuer and as a Canadian letter of credit issuer, and the banks, financial institutions and other institutional lenders and investors from time to time parties thereto.
          The borrowers under the ABL facilities are the Company, each of its existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiaries designated as a borrower thereunder (together with the Company, the “U.S. borrowers”) and each of its existing and subsequently acquired or organized direct or indirect wholly-owned Canadian restricted subsidiaries designated as a borrower thereunder (the “Canadian borrowers,” and together with the U.S. borrowers, the “borrowers”). The ABL facilities provide for a five-year asset-based revolving credit facility in the amount of $225.0 million, comprised of a $150.0 million U.S. facility (which may be drawn in U.S. dollars) and a $75.0 million Canadian facility (which may be drawn in U.S. or Canadian dollars), in each case subject to borrowing base availability under the applicable facility, and include a letter of credit facility and a swingline facility. In addition, subject to certain terms and conditions, the Revolving Credit Agreement provides for one or more uncommitted incremental increases in the ABL facilities in an aggregate amount not to exceed $150.0 million (which may be allocated among the U.S. facility or the Canadian facility). Proceeds of the revolving credit loans on the initial borrowing date were used to refinance certain indebtedness of the Company and certain of its affiliates, to pay fees and expenses incurred in connection with the Mergers and to partially finance the Mergers. Proceeds of the ABL facilities (including letters of credit issued thereunder) and any incremental facilities will be used for working capital and general corporate purposes of the Company and its subsidiaries.
          On October 13, 2010, the Company borrowed $73.0 million under the U.S. facility.
          Interest Rate and Fees
          At the option of the borrowers, the revolving credit loans under the Revolving Credit Agreement will initially bear interest at the following:
•	a rate equal to (i) the London Interbank Offered Rate, or LIBOR, with respect to eurodollar loans under the U.S. facility or (ii) the Canadian Deposit Offered Rate, or CDOR, with respect to loans under the Canadian facility, plus an applicable margin of 2.75%, which margin can vary quarterly in 0.25% increments between three pricing levels, ranging from 2.50% to 3.00%, based on excess availability;

•	the alternate base rate which will be the highest of (i) the prime commercial lending rate published by The Wall Street Journal as the “prime rate,” (ii) the Federal Funds Effective Rate plus 0.50% and (iii) the one-month Published LIBOR rate plus 1.0% per annum, plus, in each case, an applicable margin of 1.75%, which margin can vary quarterly in 0.25% increments between three pricing levels, ranging from 1.50% to 2.00%, based on excess availability; or

•	the alternate Canadian base rate which will be the higher of (i) the annual rate from time to time publicly announced by Toronto Dominion Bank (Toronto) as its prime rate in effect for determining interest rates on Canadian Dollar denominated commercial loans in Canada and (ii) the 30-day CDOR Rate plus 1.0%, plus, in each case, an applicable margin of 1.75%, which margin can vary quarterly in 0.25% increments between three pricing levels, ranging from 1.50% to 2.00%, based on excess availability.
          In addition to paying interest on outstanding principal under the ABL facilities, the Company is required to pay a commitment fee, payable quarterly in arrears, of 0.50% if the average daily undrawn portion of the ABL facilities is greater than 50% as of the most recent fiscal quarter or 0.375% if the average daily undrawn portion of the ABL facilities is less than or equal to 50% as of the most recent fiscal quarter. The ABL facilities also require customary letter of credit fees.

          Prepayments
          If, at any time, the aggregate amount of outstanding revolving credit loans, unreimbursed letter of credit drawings and undrawn letters of credit under the U.S. facility exceeds (i) the aggregate commitments under the U.S. facility at such time or (ii) the then-applicable U.S. borrowing base, the U.S. borrowers will immediately repay an aggregate amount equal to such excess.
          If, at any time, the U.S. dollar equivalent of the aggregate amount of outstanding revolving credit loans, unreimbursed letter of credit drawings and undrawn letters of credit under the Canadian facility exceeds (i) the U.S. dollar equivalent of the aggregate commitments under the Canadian facility at such time or (ii) the then-applicable U.S. dollar equivalent of the Canadian borrowing base, then the Canadian borrowers will immediately repay such excess.
          At the option of the borrowers the unutilized portion of the commitments under the ABL facilities may be permanently reduced and the revolving credit loans under the ABL facilities may be voluntarily prepaid, in each case subject to requirements as to minimum amounts and multiples, at any time in whole or in part without premium or penalty, except that any prepayment of LIBOR rate revolving credit loans other than at the end of the applicable interest periods will be made with reimbursement for any funding losses or redeployment costs of the lenders resulting from such prepayment.
          Guarantors
          All obligations under the U.S. facility are guaranteed by each existing and subsequently acquired direct and indirect wholly-owned material U.S. restricted subsidiary of the Company and the direct parent of the Company, other than certain excluded subsidiaries (the “U.S. guarantors”). All obligations under the Canadian facility are guaranteed by each existing and subsequently acquired direct and indirect wholly-owned material Canadian restricted subsidiary of the Company, other than certain excluded subsidiaries (the “Canadian guarantors,” and together with the U.S. guarantors, the “ABL guarantors”) and the U.S. guarantors.
          Security
          Pursuant to the US Security Agreement, dated as of October 13, 2010, among Holdings, the Company, the U.S. subsidiary grantors named therein and UBS AG, Stamford Branch, as U.S. collateral agent (the “U.S. collateral agent”), the US Pledge Agreement, dated as of October 13, 2010, among Holdings, the Company, the U.S. subsidiary pledgors named therein and the U.S. collateral agent, and the Canadian Pledge Agreement, dated as of October 13, 2010, between Gentek Building Products, Inc. and the U.S. collateral agent, all obligations of the U.S. borrowers and the U.S. guarantors are secured by the following:
•	a first-priority perfected security interest in all present and after-acquired inventory and accounts receivable of the U.S. borrowers and the U.S. guarantors and all investment property, general intangibles, books and records, documents and instruments and supporting obligations relating to such inventory, such accounts receivable and such other receivables, and all proceeds of the foregoing, including all deposit accounts, other bank and securities accounts, cash and cash equivalents (other than certain excluded deposit, securities and commodities accounts), investment property and other general intangibles, in each case arising from such inventory, such accounts receivable and such other receivables, subject to certain exceptions to be agreed and a first priority security interest in the capital stock of the Company (the “U.S. first priority collateral”); and
•	a second-priority security interest in the capital stock of each direct, material wholly-owned restricted subsidiary of the Company and of each guarantor of the notes and substantially all tangible and intangible assets of the Company and each guarantor of the notes (to the extent not included in the U.S. first priority collateral) and proceeds of the foregoing (the “U.S. second priority collateral”, and together with the U.S. first priority collateral, the “U.S. ABL collateral”).
          Pursuant to the Canadian Security Agreement, dated as of October 13, 2010, among the Canadian borrowers, the Canadian subsidiary grantors named therein and UBS AG Canada Branch, as Canadian collateral agent (the “Canadian collateral agent”), and the Canadian Pledge Agreement, dated as of October 13, 2010, among the Canadian borrowers, the Canadian subsidiary pledgors named therein and the Canadian collateral agent, all obligations of the Canadian borrowers and the Canadian guarantors under the Canadian facility are secured by the following:
•	the U.S. ABL collateral; and

•	a first-priority perfected security interest in all of the capital stock of the Canadian borrowers and the capital stock of each direct, material restricted subsidiary of the Canadian borrowers and the Canadian guarantors and substantially all tangible and intangible assets of the Canadian borrowers and Canadian guarantors and proceeds of the foregoing and all present and after-acquired inventory and accounts receivable of the Canadian borrowers and the Canadian guarantors and all investment property, general intangibles, books and records, documents and instruments and supporting obligations relating to such inventory, such accounts receivable and such other receivables, and all proceeds of the foregoing, including all deposit accounts, other bank and securities accounts, cash and cash equivalents (other than certain excluded deposit, securities and commodities accounts), investment property and other general intangibles, in each case arising from such inventory, such accounts receivable and such other receivables, subject to certain exceptions to be agreed (the “Canadian ABL collateral”).
          Covenants, Representations and Warranties
          The ABL facilities contain customary representations and warranties and customary affirmative and negative covenants, including, with respect to negative covenants, among other things, restrictions on indebtedness, liens, investments, fundamental changes, asset sales, dividends and other distributions, prepayments or redemption of junior debt, transactions with affiliates and negative pledge clauses. There are no financial covenants included in the Revolving Credit Agreement other than a springing minimum fixed charge coverage ratio (as defined in the Revolving Credit Agreement) of at least 1.0 to 1.0, which is triggered in the event that excess availability is less than, for a period of five consecutive business days, the greater of $20.0 million and 12.5% of the sum of (i) the lesser of (x) the aggregate commitments under the U.S. facility at such time and (y) the then applicable U.S. borrowing base and (ii) the lesser of (x) the aggregate commitments under the Canadian facility at such time and (y) the then applicable Canadian borrowing base, and which applies until the 30th consecutive day that excess availability exceeds such threshold.
          Events of Default
          Events of default under the Revolving Credit Agreement include, among other things, nonpayment of principal when due, nonpayment of interest or other amounts (subject to a five business day grace period), covenant defaults, inaccuracy of representations or warranties in any material respect, bankruptcy and insolvency events, cross defaults and cross acceleration of certain indebtedness, certain monetary judgments, ERISA events, actual or asserted invalidity of material guarantees or security documents and a change of control (to include a pre- and post-initial public offering provision).
2. Indenture and Senior Secured Notes due 2017
          Overview
          On October 13, 2010, Merger Sub and Carey New Finance, Inc. issued $730,000,000 aggregate principal amount of 9.125% Senior Secured Notes due 2017 (the “notes”), which mature on November 1, 2017, pursuant to the Indenture, dated as of October 13, 2010 (the “Indenture”), among Merger Sub, Carey New Finance, Inc. (now known as AMH New Finance, Inc.), a Delaware corporation (“Finance Sub”), the Company and the guarantors named therein and Wells Fargo Bank, National Association, as trustee. Interest on the notes will be paid on May 1 and November 1 of each year, commencing May 1, 2011.
          In this report, references to the “Issuers” are collective references to (1) Merger Sub and Finance Sub, each as a co-issuer of the notes, prior to the Mergers, and (2) Associated Materials, LLC, as the surviving company, and Finance Sub, each as a co-issuer of the notes, following the Mergers.
          The following is a brief description of the terms of the notes and the Indenture.
          Guarantees
          The notes are unconditionally guaranteed, jointly and severally, by each of the Issuers’ direct and indirect domestic subsidiaries that guarantees the Company’s obligations under the ABL facilities. Such subsidiary guarantors are collectively referred to herein as the “guarantors,” and such subsidiary guarantees are collectively referred to herein as the “guarantees.” Each guarantee is a general senior obligation of each guarantor; equal in right of payment with all existing and future senior indebtedness of that guarantor, including its guarantee of all obligations under the Revolving Credit Agreement, and any other debt with a priority security interest relative to the notes in the ABL collateral (as defined below); secured on a first-priority basis by the notes collateral (as defined below) owned by that guarantor and on a second-priority basis by the ABL collateral owned by that guarantor, in each case subject to certain liens permitted under the Indenture; equal in priority as to the notes collateral owned by that guarantor with respect to any obligations under certain other equal ranking obligations incurred after October 13, 2010; senior in right of payment to all existing and future subordinated indebtedness of that guarantor; effectively senior to all existing and future unsecured indebtedness of that guarantor, to the extent of the value of the collateral (as defined below) owned by that guarantor (after giving effect to any senior lien on such collateral), and effectively senior to all existing and future guarantees of the obligations under the Revolving Credit Agreement, and any other debt of that guarantor with a priority security interest relative to the notes in the ABL collateral, to the extent of the value of the notes collateral owned by that guarantor; effectively subordinated to (i) any existing or future guarantee of that guarantor of the obligations under the Revolving Credit Agreement, and any other debt with a priority security interest relative to the notes in the ABL collateral, to the extent of the value of the ABL collateral owned by that guarantor and (ii) any existing or future indebtedness of that guarantor that is secured by liens on assets that do not constitute a part of the collateral to the extent of the value of such assets; and structurally subordinated to all existing and future indebtedness and other claims and liabilities, including preferred stock, of any subsidiaries of that guarantor that are not guarantors. Any guarantee of the notes will be released or discharged if such guarantee is released under the Revolving Credit Agreement, and any other debt with a priority security interest relative to the notes in the ABL collateral, except a release or discharge by or as a result of payment under such guarantee.
          Collateral
          The notes and the guarantees will be secured by a first-priority lien on substantially all of the Issuers’ and the guarantors’ present and future assets located in the United States (other than the ABL collateral, in which the notes and the guarantees will have a second-priority lien, and certain other excluded assets), including equipment, owned real property valued at $5.0 million or more and all present and future shares of capital stock of each of the Issuers’ and each guarantor’s material directly wholly-owned domestic subsidiaries and 65% of the present and future shares of capital stock, of each of the Issuers’ and each guarantor’s directly owned foreign restricted subsidiaries (other than Canadian subsidiaries), in each case subject to certain exceptions and customary permitted liens. Such assets are referred to as the “notes collateral.”
          In addition, the notes and the guarantees will be secured by a second-priority lien on substantially all of the Issuers’ and the guarantors’ present and future assets, which assets also secure the Issuers’ obligations under the ABL facilities, including accounts receivable, inventory, related general intangibles, certain other related assets and the proceeds thereof. Such assets are referred to as the “ABL collateral.” We refer to the notes collateral and the ABL collateral together as the “collateral.” The bank lenders under the Revolving Credit Agreement have a first-priority lien securing the ABL facilities and other customary liens subject to an intercreditor agreement (the “Intercreditor Agreement”) entered into between the collateral agent under the ABL facilities and the collateral agent under the Indenture and security documents for the notes, until such ABL facilities and obligations are paid in full.
          The liens on the collateral may be released without the consent of holders of notes if collateral is disposed of in a transaction that complies with the Indenture and the Intercreditor Agreement and other security documents for the notes, including in accordance with the provisions of the Intercreditor Agreement.

          Ranking
          The notes and guarantees constitute senior secured debt of the Issuers and the guarantors. They rank equally in right of payment with all of the Issuers’ and the guarantors’ existing and future senior debt, including their obligations under the ABL facilities; rank senior in right of payment to all of the Issuers’ and the guarantors’ existing and future subordinated debt; are effectively subordinated to all of the Issuers’ and the guarantors’ indebtedness and obligations that are secured by first-priority liens under the ABL facilities to the extent of the value of the ABL collateral; are effectively senior to the Issuers’ and the guarantors’ obligations under the ABL facilities, to the extent of the value of the notes collateral; are effectively senior to the Issuers’ and the guarantors’ senior unsecured indebtedness, to the extent of the value of the collateral (after giving effect to any senior lien on the collateral); and are structurally subordinated to all existing and future indebtedness and other liabilities, including preferred stock, of our non-guarantor subsidiaries, including the Canadian facility under the ABL facilities (other than indebtedness and liabilities owed to the Issuers or one of the guarantors).
          Optional Redemption
          Prior to November 1, 2013, the Issuers may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus the greater of (1) 1.0% of the principal amount of such note; and (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such note at November 1, 2013 (such redemption price being set forth in the table below), plus (ii) all required interest payments due on such note through November 1, 2013 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the applicable treasury rate as of such redemption date plus 50 basis points; over (b) the principal amount of such note (as of, and including unaccrued and unpaid interest, if any, to, but excluding, the redemption date), subject to the right of holders of notes of record on the relevant record date to receive interest due on the relevant interest payment date.
          On and after November 1, 2013, the Issuers may redeem the notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date, subject to the right of holders of notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on November 1 of each of the years indicated below:

Year	Percentage
2013	106.844%
2014	104.563%
2015	102.281%
2016 and thereafter	100.000%
          In addition, until November 1, 2013, the Issuers may, at their option, on one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the Indenture at a redemption price equal to 109.125% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding the applicable redemption date, subject to the right of holders of notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings to the extent such net cash proceeds are received by or contributed to the Company; provided that (a) at least 50% of the sum of the aggregate principal amount of notes originally issued under the Indenture remains outstanding immediately after the occurrence of each such redemption and (b) that each such redemption occurs within 120 days of the date of closing of each such equity offering.
          In addition, during any twelve-month period prior to November 1, 2013, the Issuers may redeem up to 10% of the aggregate principal amount of the notes issued under the Indenture at a redemption price equal to 103.00% of the principal amount thereof plus accrued and unpaid interest, if any.
          Change of Control
          Upon the occurrence of a change of control, as defined in the Indenture, the Issuers must give holders of notes the opportunity to sell the Issuers their notes at 101% of their face amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date, subject to the right of holders of notes of record on the relevant record date to receive interest due on the relevant interest payment date.
          Asset Sale Proceeds
          If the Issuers or their subsidiaries engage in asset sales, the Issuers generally must either invest the net cash proceeds from such asset sales in the Company’s business within a period of time, pre-pay certain secured senior debt or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest.
          Covenants
          The Indenture contains covenants limiting the Issuers’ ability and the ability of their restricted subsidiaries to, among other things:
•	pay dividends or distributions, repurchase equity, prepay junior debt and make certain investments;

•	incur additional debt or issue certain disqualified stock and preferred stock;

•	incur liens on assets;

•	merge or consolidate with another company or sell all or substantially all assets;

•	enter into transactions with affiliates; and

•	allow to exist certain restrictions on the ability of subsidiaries to pay dividends or make other payments to the Issuers.
          These covenants are subject to important exceptions and qualifications as described in the Indenture. Most of these covenants will cease to apply for so long as the notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s.

          Events of Default
          The Indenture provides for events of default, which, if any of them occurs, would permit or require the principal of and accrued interest on the notes to become or to be declared due and payable.
3. Notes Security Agreement
          The notes are secured by security interests granted under the Notes Security Agreement, dated as of October 13, 2010, among the Issuers, the guarantors and Wells Fargo Bank, National Association, in its capacity as collateral agent for holders of notes.
4. Notes Pledge Agreement
          The notes are secured by security interests granted under the Notes Pledge Agreement, dated as of October 13, 2010, among the Issuers, the guarantors and Wells Fargo Bank, National Association, in its capacity as collateral agent for holders of notes.
5. Registration Rights Agreement with Respect to the Notes
          On October 13, 2010, the Issuers entered into a registration rights agreement with respect to the notes. In the registration rights agreement, the Issuers and the guarantors agreed to use their commercially reasonable efforts to register with the Securities and Exchange Commission notes having substantially identical terms as the notes as part of an offer to exchange freely tradable exchange notes for the notes.
          The Issuers and the guarantors are required to use their commercially reasonable efforts to cause the exchange offer to be completed, or if required, to have a shelf registration statement declared effective, on or prior to the date that is 360 days after the issue date of the notes.
          If the Issuers and the guarantors fail to meet this target (a “registration default”), the annual interest rate on the notes will increase by 0.25%. The annual interest rate on the notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 0.50% per year more than the stated interest rate on the notes. If the Issuers and the guarantors correct the registration default, the interest rate on the notes will revert to the original level.
6. Stockholders Agreement
          On October 13, 2010, in connection with the consummation of the Mergers, the Sponsors and certain other investors entered into a Stockholders Agreement (the “Stockholders Agreement”) with Parent, Holdings, the Company and the other stockholders party thereto. The Stockholders Agreement, among other things, contains agreements among the parties with respect to the composition of the boards of directors of Parent, Holdings and the Company, stock ownership, voting, registration rights and other matters and restrictions on the transfer of Parent’s equity securities, including tag along and drag along rights. In connection with any underwritten public offering of Parent’s common stock, including any initial public offering, the Stockholders Agreement provides any Stockholder with the right to include common stock held by it under the registration statement pursuant to such offering. At any time after the occurrence of any initial public offering of Parent, (i) the Sponsors and their assignees will have certain demand and “piggyback” registration rights and (ii) all Stockholders party to the Stockholders Agreement will have certain “piggyback” registration rights.
7. Management Subscription Agreements
          Certain members of the Company’s management each entered into a management subscription agreement, dated as of October 13, 2010, with Parent, providing for the purchase of shares of Parent’s common stock, at the same price per share that the Sponsors paid for Parent’s common stock pursuant to a subscription agreement among Parent, Holdings, Merger Sub and the Sponsors.
8. 2010 Stock Incentive Plan
          On October 13, 2010, Parent adopted its 2010 Stock Incentive Plan (the “Plan”), pursuant to which 6,150,076 shares of Parent’s common stock, par value $0.01 per share (“Parent Common Stock”), were reserved for future issuances pursuant to awards under the Plan. The Plan provides for the grant of stock options, restricted stock awards, and other equity-based incentive awards to employees and other service providers of Parent and its subsidiaries, including the Company. Shares of Parent Common Stock acquired pursuant to awards granted under the Plan will be subject to certain transfer restrictions and repurchase rights set forth in the Plan.

Item 1.02	Termination of a Material Definitive Agreement.
1. Senior Secured Asset-Based Revolving Credit Facilities
          On October 13, 2010, in connection with the consummation of the Mergers, the Company repaid and terminated its senior secured asset-based revolving credit facilities obtained pursuant to the Loan and Security Agreement, dated as of October 3, 2008, among Wachovia Capital Markets, LLC and CIT Capital Securities LLC, as joint lead arrangers and joint bookrunners, Wachovia Bank, National Association, as administrative agent and collateral agent, The CIT Group/Business Credit, Inc., as syndication agent, the lenders party thereto, the Company, Gentek Building Products, Inc. and Gentek Building Products Limited, as borrowers, and Associated Materials Holdings, LLC, Gentek Holdings, LLC and Alside, Inc., as guarantors, as amended by Amendment No. 1 and Amendment No. 2 thereto.
2. Indentures
          On October 13, 2010, in connection with the consummation of the Mergers, the Company satisfied and discharged its obligations under (a) the Indenture governing the 20% Senior Notes due 2014, dated as of June 26, 2009, between AMH II, as issuer, and Deutsche Bank Trust Company Americas, as trustee, (b) the Indenture governing the 11 1/4% Senior Discount Notes due 2014, dated as of March 4, 2004, between AMH Holdings, Inc., as issuer, and Wilmington Trust Company, as trustee, and (c) the Indenture governing the 9.875% Senior Secured Second Lien Notes due 2016, dated as of November 5, 2009, among the Company and Associated

Materials Finance, Inc., as issuers, Gentek Holdings, LLC and Gentek Building Products, Inc., as guarantors, and Deutsche Bank Trust Company Americas, as trustee.
3. AMH II Stockholders Agreement
          On October 13, 2010, immediately prior to the consummation of the Acquisition Merger, the stockholders agreement of AMH II, dated December 22, 2004, as amended by Amendment No. 1 thereto, dated as of January 31, 2006, among AMH II and each holder of the capital stock of AMH II (the “AMH II Stockholders Agreement”) was terminated. In connection with any underwritten public offering of the common stock of AMH II, including any initial public offering, the AMH II Stockholders Agreement provided any Stockholder with the right to include common stock held by it under the registration statement pursuant to such offering. At any time after the occurrence of any initial public offering of AMH II, the AMH II Stockholders Agreement provided the Harvest Funds (as defined therein) and the Investcorp Investors (as defined therein) with certain demand registration rights and all stockholders party thereto with certain “piggyback” registration rights.
4. Harvest Management Agreement
          On October 13, 2010, upon consummation of the Acquisition Merger, the amended and restated management agreement, dated as of December 22, 2004 (the “Harvest Management Agreement”), among the Company and Harvest Partners, Inc. (“Harvest”) was terminated. Pursuant to the Harvest Management Agreement, Harvest provided advice and strategic planning to the Company.
5. Equity Incentive Plans
          On October 13, 2010, in connection with the consummation of the Mergers, AMH II terminated the AMH Holdings II Inc. 2004 Stock Option Plan (the “2004 Plan”) and the Associated Materials Holdings Inc. 2002 Stock Option Plan (the “2002 Plan”). Each of the 2004 Plan and 2002 Plan provided for the discretionary issuance of stock-based awards to directors, officers and employees of the Company, as well as to persons who provide consulting or other services to the Company.
Section 2 — Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
          The information set forth in Sections 1 and 2 of Item 1.01 are incorporated by reference into this Item 2.03.
Section 5 — Corporate Governance and Management

Item 5.01	Changes in Control of Registrant.
          On October 13, 2010, pursuant to the terms of the Merger Agreement, affiliates of the Sponsors consummated the acquisition of the Company through the merger of Merger Sub with and into AMH II, the Company’s then indirect parent company, with AMH II surviving such merger. In connection with the Acquisition Merger, each share of AMH II common stock was generally converted into the right to receive $133.95 in cash, without interest.
          As described above, following the consummation of the Acquisition Merger, all issued and outstanding shares of the common stock of AMH II became directly owned by Holdings. Holdings is wholly owned by Parent, and approximately 99% of the capital stock of Parent is owned by the Sponsors. The aggregate consideration that was required to purchase all of the equity securities of the Company and to prepay and redeem the outstanding indebtedness of AMH II and its subsidiaries was approximately $1.4 billion, which was funded by equity financing from the Sponsors, by the incurrence of indebtedness in connection with the ABL facilities and offering of the notes and by cash on hand of the Company and its affiliates.
          On October 13, 2010, the Company entered into the Stockholders Agreement with Parent, Holdings, affiliates of the Sponsors and the other stockholders party thereto. The disclosure under Item 1.01 relating to the Stockholders Agreement is incorporated into this Item 5.01 by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
1. Election of Directors
          Following consummation of the Acquisition Merger, the Company amended and restated its limited liability company agreement (the “A&R LLC Agreement”). The A&R LLC Agreement was entered into by Holdings and became effective on October 13, 2010. The A&R LLC Agreement provided for, among other things, the delegation by Holdings of the management of the business and affairs of the Company to a board of directors of the Company (the “Board”) consisting of members designated from time to time by Holdings, with the number of such members initially set at six. On October 13, 2010, Holdings designated the following members to serve on the Board: Thomas N. Chieffe, President and Chief Executive Officer of the Company; Erik D. Ragatz, a Managing Director at Hellman & Friedman LLC who serves as Chairman of the Board; Charles A. Carroll, former President and Chief Executive Officer of Goodman Global, Inc.; Robert B. Henske, a Managing Director at Hellman & Friedman LLC; Stefan Goetz, a Managing Director at Hellman & Friedman LLC; and Adam B. Durrett, a Principal at Hellman & Friedman LLC.
2. Employment Agreements
          On October 13, 2010, the Company entered into a new Employment Agreement (the “Employment Agreement”) with Thomas Chieffe, pursuant to which Mr. Chieffe has agreed to continue to serve as the Company’s President and Chief Executive Officer.
          Pursuant to the terms of the Employment Agreement, Mr. Chieffe will receive an annual base salary of $600,000, which will increase to $625,000 effective April 1, 2011 and will be further increased to $650,000 effective April 1, 2013. Mr. Chieffe will have a target annual bonus opportunity equal to 100% of his base salary, which will be payable upon the achievement of annual corporate adjusted EBITDA goals established for each such year.
          The Employment Agreement also entitles Mr. Chieffe to a special retention bonus payable in equal installments of $500,000 each on October 1, 2011, October 1, 2012 and October 1, 2013, so long as he is continuously employed by the Company through each such date or his employment is terminated by the Company without “cause” (as defined in the Employment Agreement) or he quits for “good reason” or is a “good leaver” (each as defined in the Employment Agreement) or due to his death or disability. Mr. Chieffe was paid the first installment of the special retention bonus on October 1, 2010 pursuant to the terms of his then existing employment agreement.
          If Mr. Chieffe’s employment is terminated by the Company without cause or Mr. Chieffe is a good leaver at any time during the 24-month period commencing on October 13, 2010 (the “Post-Change Period”), Mr. Chieffe will be entitled to (i) any accrued obligations, (ii) an amount equal to two times his base salary and two times his annual target bonus payable in 24 equal monthly installments in accordance with the Company’s payroll procedures over the 24-month period following such termination of employment, (iii) if the termination occurs after June 30th in any calendar year, a pro-rated portion of his annual target bonus, (iv) continued medical, dental and life insurance benefits for up to 24 months (or reimbursement for the cost of such benefits) and (v) outplacement services in the amount of $30,000. If Mr. Chieffe is terminated (1) by the Company other than for cause and not due to death or disability or (2) he quits for good reason, in each case at any time other than during the Post-Change Period, he will receive (A) any accrued obligations, (B) an amount equal to two times his base salary payable in 24 equal monthly installments in accordance with the Company’s payroll procedures over the 24-month period following such termination of employment, (C) a pro-rated portion of his annual target bonus and (D) continued medical, dental and life insurance benefits for 24 months (or reimbursement for the cost of such benefits). Mr. Chieffe’s severance benefits are subject to his execution of a general release in favor of the Company and its affiliates and his continued compliance with the restrictive covenants in the Employment Agreement.
          Pursuant to the Employment Agreement, Mr. Chieffe will be subject to restrictions on competition and interference during his employment with the Company and for a period of two years thereafter. The Employment Agreement also contains standard confidentiality, invention assignment and non-disparagement covenants.
          On October 13, 2010, the Company entered into new employment agreements with each of Warren Arthur, Stephen Graham, Robert Franco and John Haumesser. Mr. Arthur will continue to serve as the Company’s Senior Vice President of Operations and will receive an annual base salary of $260,000 and will have a target annual bonus opportunity equal to 60% of his base salary. Mr. Graham will continue to serve as the Company’s Vice President — Chief Financial Officer, Treasurer and Secretary and will receive an annual base salary of $312,000 and will have a target annual bonus opportunity equal to 60% of his base salary. Mr. Franco will continue to serve as the Company’s President of AMI Distribution and will receive an annual base salary of $343,980 and will have a target annual bonus opportunity equal to 60% of his base salary. Mr. Haumesser will continue to serve as the Company’s Vice President of Human

Resources and will receive an annual base salary of $262,080 and will have a target annual bonus opportunity equal to 60% of his base salary.
          If any of Messrs. Arthur, Graham, Franco or Haumesser’s employment is terminated by the Company without cause or the executive is a good leaver at any time during the Post-Change Period, the executive will be entitled to (i) any accrued obligations, (ii) an amount equal to two times his base salary and two times his annual target bonus payable in 24 equal monthly installments in accordance with the Company’s payroll procedures over the 24-month period following such termination of employment, (iii) if the termination occurs after June 30th in any calendar year, a pro-rated portion of his annual target bonus, (iv) continued medical, dental and life insurance benefits for up to 24 months (or reimbursement for the cost of such benefits) and (v) outplacement services in the amount of $30,000. If the executive is terminated without cause at any time other than during the Post-Change Period, he will receive (A) any accrued obligations, (B) an amount equal to his base salary payable in 12 equal monthly installments in accordance with the Company’s payroll procedures over the twelve-month period following such termination of employment, (C) a pro-rated portion of his annual target bonus and (D) continued medical, dental and life insurance benefits for twelve months (or reimbursement for the cost of such benefits). The severance benefits are subject to the executive’s execution of a general release in favor of the Company and its affiliates and the executive’s continued compliance with the restrictive covenants in his employment agreement.
          Pursuant to each of the employment agreements, Messrs, Arthur, Graham, Franco and Haumesser will be subject to restrictions on competition and interference during their employment with the Company and for a period of two years thereafter. The agreements also contain standard confidentiality, invention assignment and non-disparagement covenants.
3. Option Agreements
          On October 13, 2010, Parent entered into an Option Grant Notice and Agreement (the “Option Agreement”) with each of Messrs. Chieffe, Arthur, Graham, Franco and Haumesser pursuant to which each was granted nonqualified stock options to purchase shares of Parent Common Stock pursuant to the Plan. All of the stock options are subject to both time-based vesting (over a five-year period) and performance-based vesting conditions, based on annual adjusted EBITDA goals over a five-year period. A portion of the time-based vesting options will be granted with an exercise price equal to the grant date fair market value of the underlying shares of Parent Common Stock; a portion will be granted with an exercise price equal to two times the grant date fair market value of such stock; and the remaining portion will be granted with an exercise price equal to three times the grant date fair market value of such stock. The shares (“shares”) of Parent Common Stock acquired upon the exercise of such stock options are subject to both transfer restrictions and repurchase rights following a termination of employment. The stock options expire on the tenth anniversary of the date of grant. Mr. Chieffe was granted an option to purchase 1,920,329 shares; Mr. Arthur was granted an option to purchase 564,804 shares; Mr. Graham was granted an option to purchase 451,843 shares; Mr. Franco was granted an option to purchase 677,764 shares; and Mr. Haumesser was granted an option to purchase 451,843 shares.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: October 19, 2010	ASSOCIATED MATERIALS, LLC
	By:	/s/ Thomas N. Chieffe
Thomas N. Chieffe
President and Chief Executive Officer